Exhibit 99.1

NEXT FUEL, INC. COMPLETES PURCHASE OF INTEGRA DISC FILTRATION SYSTEM

SHERIDAN, WY, September 11, 2014 -- Next Fuel, Inc. (OTCQB: NXFI), a technology provider and service company that offers services to the oil and gas industry announced today it has completed the purchase of the Integra Disk Filtration Units and Technology from Layne Christensen Company (NASDAQ: LAYN).This high-volume mobile filtration system is designed to remove suspended solids ranging from 200 microns down to less than 5 microns from water. Although initial focus may target produced waters of the oil and gas industry, similar filtration is essential in many industries including, but not limited to agricultural, food, computer chip and plastic extrusion. The purchase includes multiple granted and pending patents for the filtration system.

“This field-proven filtration system furthers our efforts to bring revenues to the Company as well as add to our stable of water treatment technologies”, stated Robert Craig, Chairman and CEO of Next Fuel, Inc. "The acquisition continues our stated goal of developing and offering an integrated portfolio of technologies and services for the oil and gas industry." concluded Mr. Craig.

About Next Fuel, Inc.

Next Fuel, Inc. is a technology provider and service company that offers services to the oil and gas industry.

The Company continues to develop its Low Energy Input Pervaporation (LPV) technology for providing the oil and gas industry with a new cost-effective method for treating waste water that contains the most environmentally challenging, high salt and total dissolved solids used or produced in U. S. oil and gas operations.

In collaboration with leading research institutes, Next Fuel, Inc. intends to identify, develop or acquire a portfolio of growth opportunities with compelling market potential that are consistent with clean energy and environmental stewardship. Current projects for longer term commercialization include processes for carbon dioxide conversion and carbon loop closure, and biological fuel cells.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

For additional information, please contact:

Rob Kindle

Next Fuel, Inc.

(307) 674-2145

Email: rkindle@next-fuel.com